UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Clearwire Corporation

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Crest Financial Limited

Crest Investment Company

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This filing consists of the following documents:

•	Press Release by Crest Financial Limited dated as of April 23, 2013

•	Letter to the Board of Directors of Clearwire Corporation by Crest Financial Limited dated as of April 23, 2013

FOR IMMEDIATE RELEASE:

CONTACT:	Jeffrey Birnbaum, (202) 661-6367, JBirnbaum@BGRPR.com

Crest Financial Urges Clearwire to Shun Sprint’s “Coercive” Terms

HOUSTON, April 23, 2013 – Crest Financial Limited, the largest minority stockholder of Clearwire Corporation (NASDAQ: CLWR), today wrote a letter to Clearwire’s board detailing in stark terms the damage that Crest believes Clearwire is doing to itself and its stockholders by refusing financing and spectrum-purchase offers from companies other than Sprint Nextel Corporation.

“Clearwire’s crown jewel is its spectrum, and you, the Clearwire Board, are letting Sprint seize it for a grossly inadequate price and through an unfair, coercive process,” David K. Schumacher, General Counsel of Crest, wrote to Clearwire’s board today. “By abandoning your independent build-out plans, tying yourself to Sprint, tightening the noose by taking Sprint’s coercive debt, crying wolf about potential insolvency and failing to take the lifeline offered by Crest, Aurelius, and others, you have converted fair value for Clearwire into a super-premium for Sprint. This offends, indeed defies, every tenet of fiduciary duty.”

The letter asserts that “the value of the Company’s spectrum is apparent to all—particularly SoftBank and Sprint.” The letter adds: “Our own independent studies show that the Company’s valuation falls in a range of between $9.54 and $15.50 per share.”

In the meantime, Crest, an investment company in Houston, urged Clearwire’s board to consider the debt financing offers from Crest and Aurelius Capital Management LP, both of which it said are more favorable and less “coercive” to Clearwire and its stockholders than is Sprint’s financing program. It also pressed Clearwire’s board to seriously examine proposals by Verizon and DISH Network to purchase some of Clearwire’s valuable spectrum.

“Instead of engaging with DISH on its offer to purchase spectrum, you dismissed it as ‘preliminary’ even as you rushed straight into Sprint’s headlock. You resisted even after DISH formalized its offer, and DISH was forced to bid for Sprint. Instead of entertaining serious offers of alternative, noncoercive debt from Crest and Aurelius, you acquiesced to Sprint’s objection to you getting a better financing deal from elsewhere,” Schumacher wrote to Clearwire’s board. “You have acted at all times to deliver all the value of Clearwire not to its stockholders but to Sprint alone.”

The letter added: “You have allowed Sprint to hamstring your ability to act in the best interests of the Company and its shareholders other than Sprint.”

Crest ended the letter by stating that if Sprint, aided by the lock-up of 13% of Clearwire’s shares through an improper voting agreement, prevails in the vote of minority stockholders, Crest will advance its cause in court.

Crest has also filed a preliminary proxy statement that, when cleared by the Securities and Exchange Commission, will be used to urge Clearwire stockholders to reject the proposed merger with Sprint.

Crest’s letter to Clearwire’s board can be found at http://www.bancroftpllc.com/crest/.

About Crest Financial Limited

Crest Financial Limited is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

CREST FINANCIAL LIMITED AND OTHER PERSONS MAY BE DEEMED TO BE PARTICIPANTS (THE “PARTICIPANTS”) IN A SOLICITATION OF PROXIES IN RESPECT OF THE PROPOSED MERGER OF CLEARWIRE WITH SPRINT NEXTEL CORPORATION. THE PARTICIPANTS HAVE FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). THE PRELIMINARY PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE PARTICIPANTS’ PROXY SOLICITOR AT HTTP://WWW.DFKING.COM/CLWR AND ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. THE PARTICIPANTS INTEND TO FILE WITH THE SEC A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD IN CONNECTION WITH SUCH PROXY SOLICITATION. WHEN COMPLETED, ANY SUCH DEFINITIVE PROXY STATEMENT AND PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE ISSUER AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE PARTICIPANTS’ PROXY SOLICITOR AT HTTP://WWW.DFKING.COM/CLWR AND ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD (WHEN AVAILABLE) AT NO CHARGE UPON REQUEST. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT. STOCKHOLDERS OF THE ISSUER ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT, WHICH IS AVAILABLE NOW, AND ANY DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS IN ANY SUCH SOLICITATION.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

CREST FINANCIAL LIMITED

JPMorgan Chase Tower

600 Travis, Suite 6800

Houston, Texas 77002

Tel: (713) 222-6900

Fax: (713) 222-1614

April 23, 2013

VIA FEDERAL EXPRESS AND FACSIMILE

Board of Directors

Clearwire Corporation

1475 120th Avenue NE

Bellevue, WA 98005

Ladies and Gentlemen:

I am writing on behalf of Crest Financial Limited (“Crest”) about your ongoing refusal to act in the best interests of all stockholders of Clearwire Corporation (“Clearwire” or “the Company”). In particular, Crest is concerned about your failure to act on our April 3rd proposal to provide Clearwire $240 million in financing (the “Crest Notes”) and the similar financing offer from Aurelius Capital Management LP (“Aurelius”) (“Aurelius Notes”). Your persistence in strapping Clearwire solely to Sprint Nextel Corporation (“Sprint”) and total failure to explore alternatives have now prompted DISH Network, frustrated in its attempts to deal with you, to bid for control of Sprint. DISH’s offer to purchase Sprint makes clear what we have been saying for months: Clearwire’s crown jewel is its spectrum, and you, the Clearwire Board, are letting Sprint seize it for a grossly inadequate price and through an unfair, coercive process. By frustrating DISH and failing to engage Crest and Aurelius, you are putting into the hands of Sprint opportunities and value that belong to Clearwire and all of its stockholders.

Sprint has abused its position as Clearwire’s controlling stockholder, interposing itself between Clearwire and would-be purchasers of Clearwire’s spectrum or wholesale services and steering every opportunity to realize value from Clearwire’s vast spectrum to itself and away from Clearwire and its stockholders. Instead of protecting Clearwire’s other stockholders from this abuse, the Board has exercised its powers to support it. By abandoning your independent build-out plans, tying yourself to Sprint, tightening the noose by taking Sprint’s coercive debt, crying wolf about potential insolvency and failing to take the lifeline offered by Crest, Aurelius, and others, you have converted fair value for Clearwire into a super-premium for Sprint. This offends, indeed defies, every tenet of fiduciary duty.

1. Diversion of Value from Clearwire to Sprint. Your and Sprint’s own public filings indicate the significant value of Clearwire’s spectrum. As the Company’s own preliminary proxy statement makes clear, numerous companies proposed transactions that could have enabled Clearwire to monetize that value for the benefit of all of its stockholders. In addition, we now know that early during SoftBank’s discussions with Sprint, SoftBank expressed interest in Clearwire’s spectrum. For reasons yet unknown and by hands yet unseen (but we are sure will be revealed through discovery and litigation), this interest in Clearwire was steered into a proposal for SoftBank to acquire control of Sprint.

According to Sprint’s preliminary proxy statement, during its negotiations with Sprint, SoftBank discussed with Sprint a pro forma financial scenario for the event that Sprint acquired 100% of the outstanding Clearwire shares. This pro forma financial scenario, which is included in Sprint’s proxy statement, compared the free cash flows of Sprint as a standalone company with the free cash flows of a Sprint combined with Clearwire.

The result of this comparison clearly shows the significant economic advantage to SoftBank of acquiring a Sprint that owns Clearwire’s spectrum as opposed to acquiring a Sprint that must build its own network. By discounting these cash flows to arrive at a present value calculation for each scenario using a long-term growth rate of 2.5%, a discount rate between 8% and 9%, and the $2.97 a share price that Sprint offered for Clearwire, A combined Sprint-Clearwire provides to SoftBank a positive net present value in the range of $6.5 billion to $10.5 billion versus a standalone Sprint that has to build its own network. If the Clearwire acquisition price were adjusted upward to the point where SoftBank should be indifferent to either acquiring Sprint with Clearwire or buying Sprint alone, SoftBank could pay approximately $13.70 per Clearwire share to reach a break-even valuation point. This simple math means that by locking down a deal at $2.97 a share you have allowed Sprint to divert at least $10.00 a share from Clearwire stockholders to Sprint.

Thus, the value of the Company’s spectrum is apparent to all—particularly SoftBank and Sprint. Instead of preserving this value in Clearwire for all stockholders by pursuing the alternatives described below, you gave it away to Sprint through the Merger Agreement. It is now Sprint, and not Clearwire’s other stockholders, that will get the benefit of Clearwire’s valuable spectrum.

2. Failure to Consider Alternatives. The Board’s choice is not between doing nothing and accepting a grossly unfair Sprint deal. The Board must maximize stockholder value and has alternatives to Sprint. Months ago, we endorsed the suggestion from Mount Kellett Capital Management LP that a sale of excess spectrum would enable Clearwire to improve its liquidity, pursue its build-out plans, and explore alternatives to being dominated by Sprint. The market has since responded, and that response is resoundingly in favor of the path that Mount Kellett and Crest provided for Clearwire and against Sprint.

DISH has tabled an offer to purchase 25% of Clearwire’s spectrum for $2.4 billion, and only after months of frustration with the Board has DISH now resorted to pursuing control of Clearwire by making a premium offer for Sprint. Verizon Wireless also made a $1.5 billion offer to purchase spectrum leases. But while the Company indicates in its most recent preliminary proxy that it will consider Verizon’s offer, the Company also makes clear its true feelings by dismissively stating that Verizon’s offered price must be discounted by the “present value of the spectrum leases which could be substantial.” (Emphasis added.) And Verizon has recently announced that if it is unsuccessful in purchasing this spectrum from Clearwire, it will not participate in future lease offerings from Clearwire once Sprint controls the Company.

To the extent that Verizon’s statement is a response to a proffer from you to pursue spectrum leases post-Sprint, we think your duty is to engage with Verizon now rather than wait until later. After repeated past statements that Clearwire would consider spectrum sales (see, e.g., Mike Dano, Clearwire CFO: Vendor Financing, Spectrum Sales Could Help Fund LTE Buildout, FierceWireless.com (Sept. 21, 2011), available at http://www.fiercewireless.com/story/clearwire-cfo-vendor-financing-spectrum-sales-could-help-fund-lte-buildout/2011-09-21), it is hard to explain your new-found preference for leasing spectrum as anything other than a commitment to deliver Clearwire to Sprint at any cost and with all available tactics. But in whatever form the Board prefers to capitalize on excess spectrum, it should do so now, for once the Company’s merger with Sprint is consummated, Sprint will receive all of the value that DISH, Verizon and other spectrum buyers are currently offering Clearwire and its stockholders. And with respect to spectrum leases in particular, the revenue streams that these leases would provide now could enhance the Company’s ability to attract additional debt financing, as necessary.

Neither DISH nor Verizon seems to have any problem dealing directly with Clearwire. In fact, DISH CEO Charlie Ergen told Reuters that DISH feels “very comfortable based on our past relationship with Clearwire that we can work with Clearwire as a separate company.” And given SoftBank’s clear interest in Clearwire spectrum, SoftBank also could become a direct Clearwire bidder if Sprint pursues a deal with DISH and Clearwire’s stockholders vote down the Sprint-Clearwire transaction.

With the liquidity created through the sale of excess spectrum, Clearwire can maximize stockholder value by pursuing the multi-customer strategy that your own advisors have said would yield much higher value than your current myopic focus on Sprint. Under the multi-customer strategy, Clearwire would use its spectrum to serve any wireless carrier in the United States, allowing new wireless carriers to tap into Clearwire’s spectrum resources for use in deploying new technologies. Clearwire’s spectrum is well-suited for use in such a strategy because the fragmented spectrum holdings of other U.S. carriers create an opportunity for Clearwire to offer a valuable wholesale service as Clearwire is able to operate on a single bandwidth in excess of 130 MHz on average. Your own financial advisors said this multi-customer plan is the most profitable path for Clearwire. And applying reasonable assumptions to this business plan, our own independent studies show that the Company’s valuation would fall in a range of between $9.54 and $15.50 per share if it were to implement this business plan.

You have argued that the tie-up with Sprint is necessary because Clearwire is starved for cash. However, in actuality it is Sprint, not Clearwire, that must find a transaction partner to save it from its failing finances. In 2011, Sprint was starving for cash, overrun with debt, and in great need of customers. Immediately prior to announcing its merger agreement with SoftBank, Sprint’s Form 10Q stated that Sprint held approximately $6.3 billion in cash and short-term investments, but $20.9 billion of long-term debt. This high debt burden is coupled with the need for significant capital spending and substantial annual debt maturities beginning in 2014. (See Moody’s Research, Moody’s Confirm Sprint’s Rating and Rates New Note (Aug. 9, 2012)) Sprint was losing customers at an alarming rate to the superior networks of AT&T and Verizon, thereby making the company’s bankruptcy a “very legitimate risk.” (Steven Russolillo, Sprint Bankruptcy Filing ‘Very Legitimate Risk’, Berstein Says, Wall Street Journal (Mar. 19, 2012)) In comparison, Clearwire held during the same period approximately $1.2 billion in cash and short-term investments and $4.2 billion in long-term debt, not to mention its significant and valuable spectrum assets. And Clearwire reported that its subscribers in 2011 increased 140% over the previous year. (Press Release, Clearwire Reports Record Fourth Quarter and Full Year 2011 Results, Clearwire (Feb. 15, 2012).) The Sprint Board managed to turn its predicament into an advantage, while you cancelled plans to raise equity capital and turned advantage into indentured servitude to Sprint.

Of course, DISH and SoftBank are bidding for control of Sprint as an entity, while DISH and Verizon are offering only to buy Clearwire’s spectrum. But that too is no excuse for your failure of fealty. In all events, your duty is not just to roll over to a controlling stockholder, it is to maximize stockholder value in spite of the controlling stockholder’s attempt at domination. You are duty-bound to explore alternative methods of creating value.

The Company’s refusal to engage these alternatives is all the more troubling given the massive amounts of debt that DISH and SoftBank are using to finance their bids. According to one analyst, “Sprint is heavily indebted already, and DISH would issue about $9 billion in debt to finance the acquisition, bringing the total for the combined company to $47 billion.” The highly leveraged DISH offer for Sprint would be unnecessary but for the refusal of you, the Clearwire Board, to discharge your fiduciary duties and engage DISH directly. This leverage is not without consequences for the Clearwire network. As DISH’s Executive Vice President for Corporate Development explained, DISH is “very satisfied with the deleveraging profile of the combined companies” and forecasts “the net leverage will continue to decline over the first five years.” The high leverage therefore raises the question whether, in the years immediately following a successful DISH bid, the proceeds from future spectrum sales will be used to deliver rather than to build-out the network.

At the very least, the DISH proposal to purchase Sprint and the attendant uncertainty it creates for Clearwire and its stockholders poses a critical question for you to consider: namely, whether the Clearwire stockholders have enough information to make an informed decision whether to accept Sprint’s $2.97 offer. For example, the DISH proposal suggests that Clearwire’s spectrum is substantially more valuable than what is reflected in the Sprint offer. However, you have made no attempt to provide your stockholders with information on this issue. Moreover, the DISH proposal raises serious questions about the future of Sprint itself, questions on which the Clearwire shareholders must have clarity in order to vote for or against the Sprint transaction. Among these questions is whether DISH or SoftBank will be Sprint’s majority stockholder; how will Sprint’s new majority shareholder use its position as Clearwire’s majority shareholder to develop an independent Clearwire; will Sprint’s new majority shareholder attempt to use the Clearwire spectrum assets as a means to reduce Sprint’s debt or its own debt instead of investing in an independent Clearwire. In light of these and other related questions, we wonder how you can press ahead with the Sprint merger, and the stockholder vote on that transaction, in a manner that is consistent with your fiduciary duties.

The DISH and Verizon offers to purchase spectrum clearly demonstrate that the alternate path that Crest, Aurelius, and Mount Kellett offered to you is real and is available. You are now faced with a clear decision: either take that path to independence and the resulting stockholder value that Crest, Aurelius, Mount Kellett, DISH, and Verizon have offered you or continue down the path of value destruction that Sprint has offered you.

3. Failure to Protect Non-Sprint Stockholders. Insecure about the merits of the deal, you and Sprint needed to protect it with an unfair process. That protection came with the coercive Note Purchase Agreement with Sprint (the “Sprint Notes”) that offers Sprint a highly dilutive and unfavorable exchange price of $1.50. The clear purpose of the Sprint Notes is to force the Clearwire stockholders to make an untenable choice: either accept Sprint’s inadequate and unfair merger offer or suffer significant dilution of their shares to Sprint.

One need look no further than to the Sprint Board of Directors to see how you, the Clearwire Board, have failed your fiduciary duties. Instead of engaging with DISH on its offer to purchase spectrum, you dismissed it as “preliminary” even as you rushed straight into Sprint’s headlock. You resisted even after DISH formalized its offer, and DISH was forced to bid for Sprint. Instead of entertaining serious offers of alternative, noncoercive debt from Crest and Aurelius, you acquiesced to Sprint’s objection to you getting a better financing deal from elsewhere. And instead of welcoming a new offer from Verizon to purchase spectrum, your reflexive reaction is a warning that the offer price must be discounted by the present value of leases “which could be substantial.”

Your conduct stands in stark contrast to the way the Sprint Board has stated it will handle DISH’s bid for Sprint. Even though Sprint is well down the road in its merger with SoftBank, the Sprint Board announced that it would carefully consider the offer from DISH. It has set up a special committee to evaluate the offer from DISH and hired Bank of America Merrill Lynch as financial advisor to help the committee assess the DISH offer. And it is implementing a process that will allow it to evaluate the offer, to provide information for DISH to conduct due diligence, to accept a firm offer from DISH, to entertain a higher offer from SoftBank, and to take other steps to maximize the value of Sprint. Instead of engaging in a similar process to maximize the value of Clearwire and to explore mechanisms to remain independent, you have acted at all times to deliver all the value of Clearwire not to its stockholders but to Sprint alone. This starkly different conduct by the Sprint and Clearwire boards is resulting in significantly disparate treatment for stockholders of the two companies.

As Attachment A to this letter illustrates, the Sprint board has negotiated terms in the Sprint-Softbank Merger Agreement that allow that board to deliver value to Sprint stockholders; the Clearwire Board, by contrast, has acquiesced to terms in the Sprint-Clearwire Merger Agreement that allow Sprint to drive value to itself and away from other stockholders. The Sprint board protected its prerogative and ability to maximize stockholder value by reserving its right to terminate the agreement to pursue a superior proposal. Under the Sprint-SoftBank Merger Agreement, the Sprint board may terminate the transaction in favor of an offer “more favorable from a financial point of view to the Company’s stockholders than the Merger” with SoftBank. In contrast, the Sprint-Clearwire Merger Agreement does not allow you to terminate the transaction if, in the exercise of your fiduciary duties, you determine that an alternative transaction is available that provides greater value to the Company and its stockholders. Rather, you have gone further and given away your right even to call or cancel a stockholder meeting and agreed that the Merger Agreement still “shall be submitted to the stockholders of the Company” even if you determine that, because of the availability of a superior alternative transaction, you should no longer solicit stockholder approval of the Sprint merger offer. In short, you have allowed Sprint to hamstring your ability to act in the best interests of the Company and its stockholders other than Sprint.

You may protest that the Sprint board can act differently because, unlike Clearwire, Sprint does not have a controlling stockholder. But such protestations would only expose and not excuse your failures. The controlling stockholder, of course, has the right to vote its shares and not to sell its shares. But when it seeks a benefit not shared pro rata with other stockholders, such as to squeeze other stockholders out of the company, it must act in a scrupulously fair manner. And it is your job to protect the other stockholders from any unfairness, coercion or oppression by the majority stockholder. Instead of doing your job and fulfilling your fiduciary duties, you have instead acted to aid Sprint in its quest for absolute control. For example, Section 2.6(a)(ii) of the 2008 Equity Holders Agreement required disinterested directors to approve Sprint’s acquisition of Eagle River Holdings shares to gain majority control and with it the ability to complete a squeeze-out merger and block alternative transactions. Instead of exercising your contractual right to protect Clearwire stockholders, you acquiesced in this first and critical step in Sprint’s march toward total domination of and value extraction from Clearwire.

4. Failure to Engage Crest and Aurelius Financing Offers. The path to independence that we and other parties have offered you need not be blocked by your fear of inadequate liquidity. Crest and Aurelius offered debt financing on terms similar to the Sprint Notes, but without the coercive conditions and at a more favorable exchange price. To the extent you need time to negotiate with DISH, Verizon, or other suitors, the Crest and Aurelius Notes would give you that time, in the form of non-coercive debt financing. We recognize that Sprint has apparently invoked its “right” under the Merger Agreement to prevent your consideration of alternatives to its own Sprint Notes. But regardless of Sprint’s coercive tactics and refusal to act consistent with its fiduciary duties, the Board still has options and must act consistent with its own fiduciary duties.

We therefore urge you to obtain any consent from Sprint necessary for you to accept the Aurelius Notes alongside the Crest Notes, and we would welcome the pro rata participation of Aurelius in each drawn tranche. We would of course also welcome participation from other stockholders, but we do not believe that is necessary. With the Crest Notes and Aurelius Notes available, the capital that Clearwire would have at its disposal more than suffices to meet Clearwire’s stated build-out plans. In its recent public disclosures, Clearwire stated that it needs $240 million to meet its contractual commitment to build 2,000 LTE sites and leave enough funds to meet interest expenses in 2013. The $320 million on the table from Crest and Aurelius would fully fund these commitments and allow the Board to pursue further LTE site build-out. And the Company also has the $160 million already drawn on the Sprint Notes.

To be clear, our offer is good and remains on the table as you consider whether to draw down on the May 1 tranche of the coercive Sprint Notes. There is no reason for you to prefer Sprint’s Notes to the Crest and Aurelius offers—other than blind subservience to your controller and a concerted dedication to deliver Clearwire’s value to Sprint and its erstwhile masters.

5. Unwarranted Claims of Potential Insolvency and Default. You continue to allow the Company and Sprint to misuse fears of insolvency and missed interest payments to justify further reliance on Sprint’s coercive financing and as a smokescreen to obscure your and Sprint’s ongoing breaches of fiduciary duty. For example, in its preliminary proxy statement filed on February 1st and repeated in each amended preliminary proxy statement that the Company filed, the Company warned: “If the Merger is not completed, we may be forced to explore all available alternatives, including financial restructuring, which could include seeking protection under the provisions of the United States Bankruptcy Code.” And on March 29th the Company added the ominous warning that the Board “is actively considering whether to not make the June 1, 2013, interest payment on our approximately $4.5 billion of outstanding debt.” Inexplicably, the Company repeated these statements in the latest revised preliminary proxy statement filed by the Company last Friday, April 19th. Those statements were doubtful when first made. Given the Crest and Aurelius offers, they are now flatly false.

Furthermore, the Company has ample alternatives to ensure that it will continue to meet its obligations. Beyond the 2,000 LTE site build-out, a significant portion of the Company’s CAPEX in 2013 appears to be discretionary and could occur after spectrum sales are concluded and cash is available on the balance sheet. Indeed, the current 4G MVNO Agreement with Sprint is based on 2,000 LTE sites being in place by June 30, 2013, and 5,000 LTE sites by June 30, 2014. Management could stick to this schedule rather than to accelerate the site build-out and have the 5,000 sites operational by year end 2013. Instead, the Company is now threatening to miss interest payments in its rush to meet Sprint’s accelerated build-out demands.

We note that Clearwire’s repeated threat of insolvency and missed interest payments is nothing new. The Company used similar tactics in 2011 when it publicized the prospect of default while negotiating a network use agreement with Sprint. But this time, the threats target Clearwire stockholders, not Sprint. And the stockholders are your principals, not merely counterparties in a negotiation. You owe fiduciary duties to all Clearwire stockholders, and you continue to breach those duties. Accordingly, you must stop the chicken-little tactics and explore the available alternatives to keep Clearwire independent, to realize its full value, and to stop the draining of value and leverage to Sprint.

* * *

For all of the foregoing reasons, we are taking all appropriate steps to stop Sprint from obtaining the approval of minority stockholders it needs to complete the squeeze out. Crest filed a preliminary proxy statement on April 10, 2013, urging Clearwire’s stockholders to reject the proposed merger with Sprint. As we state in those materials, Crest opposes the Sprint transaction because it would be better for Clearwire to remain a stand-alone company and because Sprint’s $2.97 per share offer significantly undervalues Clearwire and does not compensate fairly the holders of Clearwire Common Stock. Once Crest’s proxy statement has been declared definitive, we will communicate with our fellow stockholders to fully explain our views on the proposed transaction with Sprint and the other paths available to the Company.

At bottom, we are left wondering how a Company with such a vast, valuable spectrum resource can have a Board and management so determined to give it all away to Sprint. We expect more from our Board, and more is required. Accordingly, we ask some straightforward questions:

•	Why did you abandon the multi-customer strategy advanced by your own financial advisers in favor of an exclusive arrangement with Sprint? Did Sprint interfere with the implementation of this strategy?

•	Why did you, under the 2008 Equity Holders Agreement, allow Sprint to acquire majority control through its purchase of shares from Eagle River Holdings?

•	Why did you agree to the coercive, restrictive Note Purchase Agreement with non-market terms?

•

Why are you now allowing Sprint, through the Merger Agreement and Note Purchase Agreement, to limit your exercise of fiduciary duties, and specifically your ability to entertain debt financing offers from Crest and Aurelius?

•	Why are you not pursuing alternatives, such as the offers from DISH and Verizon, other than those dictated by Sprint?

•	Why do you allow the Company to persist in using insolvency and missed interest payments as pretext while ignoring debt financing offers from Crest and Aurelius?

•	If Clearwire is truly as financially troubled as you and Sprint would have the market believe, why have you fought so hard to protect the Sprint-Clearwire transaction?

If you consider these questions and the surrounding facts in good faith and in a manner consistent with your fiduciary duties, you would exercise your right under the Sprint-Clearwire Merger Agreement to recommend that Clearwire stockholders vote against the transaction. On the other hand, if you do not and Sprint, aided by the lock-up of 13% of shares through an improper voting agreement, prevails in the vote of minority stockholders, we will advance our cause in court.

As you are no doubt aware, we filed a lawsuit in the Delaware Court of Chancery on December 12, 2012, challenging Sprint’s coercion and your submission and, worse, collaboration. In a January 10, 2013 hearing, Chancellor Leo Strine stated, “I think there are colorable claims here.” He denied our request to expedite the trial before the transaction closes, but only because he thought that those colorable claims “can be fully remedied by an award of monetary damages”. We intend to pursue fully all avenues of redress, before and after the closing of the Sprint transaction.

Regardless of missed opportunities, you still have options. We urge you to accept immediately the Crest and Aurelius financing offers and engage immediately with DISH and Verizon concerning their offers to purchase spectrum.

Sincerely yours,

/s/ David K. Schumacher

David K. Schumacher

General Counsel

Crest Financial Limited

Attachment A

The Clearwire Board’s Failure to Protect Company Value: Key Differences Between the Sprint-SoftBank and Sprint-Clearwire Merger Agreements

	Sprint/SoftBank Agreement	Sprint/Clearwire Agreement

Protect Company’s Access to Funding Pending Consummation of Agreement?	Yes: Sprint Board secured through a Bond Purchase Agreement approximately $3.1 billion in financing that can be used immediately to enhance Sprint’s financial position. SoftBank consent is required for alternative funding.

No: Clearwire Board agreed in the Note Purchase Agreement to $800 million in interim financing that is available only in monthly installments and only in exchange for notes convertible at the dilutive price of $1.50 per share.

Note Purchase Agreement will automatically terminate if the required vote of Clearwire stockholders to approve the Sprint-Clearwire merger is not obtained and Sprint consent is required for alternative funding. § 8.01(b).

Protect Company’s Ability to Pursue Superior Offers?	Yes: Sprint can terminate SoftBank agreement to pursue a Superior Offer from another bidder. § 8.1(j).

No: Clearwire Board agreed to be prohibited from terminating the agreement to pursue a superior, alternative transaction.

Clearwire Board also agreed that the Company will hold a stockholder vote on the Sprint-Clearwire transaction even if the Board recommends against the merger with Sprint. § 4.3(c)

	Sprint/SoftBank Agreement	Sprint/Clearwire Agreement

Secure Robust Reverse Termination Fee?	Yes: If SoftBank terminates the transaction, SoftBank owes a $600 million termination fee. §8.3(b)

No: If Sprint terminates the transaction, Sprint owes a $120 million termination fee. If Clearwire has drawn down on the Sprint Notes, the termination fee is satisfied with cancellation of $120 million in Sprint Notes. §6.3(a).

Even upon termination, Sprint retains and can convert the dilutive Sprint Notes it holds in excess of $120 million.

Demand Financing Commitment?	Yes: Sprint Board required SoftBank to provide a financing commitment letter by a date certain. § 8.1(i)	No: Clearwire Board agreed that Sprint is not required to produce evidence of committed financing, leaving the Sprint-Clearwire transaction subject to great uncertainty.

About Crest Financial Limited and Crest Investment Company

Crest Financial Limited is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities. Crest Investment Company is a corporation under the laws of the State of Texas. Its principal business is investing in securities and serving as the general partner of Crest Financial Limited.

Important Legal Information

CREST FINANCIAL LIMITED AND OTHER PERSONS MAY BE DEEMED TO BE PARTICIPANTS (THE “PARTICIPANTS”) IN A SOLICITATION OF PROXIES IN RESPECT OF THE PROPOSED MERGER OF CLEARWIRE WITH SPRINT NEXTEL CORPORATION. THE PARTICIPANTS HAVE FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). THE PRELIMINARY PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE PARTICIPANTS’ PROXY SOLICITOR AT HTTP://WWW.DFKING.COM/CLWR AND ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. THE PARTICIPANTS INTEND TO FILE WITH THE SEC A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD IN CONNECTION WITH SUCH PROXY SOLICITATION. WHEN COMPLETED, ANY SUCH DEFINITIVE PROXY STATEMENT AND PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE ISSUER AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE PARTICIPANTS’ PROXY SOLICITOR AT HTTP://WWW.DFKING.COM/CLWR AND ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD (WHEN AVAILABLE) AT NO CHARGE UPON REQUEST. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT. STOCKHOLDERS OF THE ISSUER ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT, WHICH IS AVAILABLE NOW, AND ANY DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS IN ANY SUCH SOLICITATION.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.